UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2009

Mesa Air Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-15495	85-0302351
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

410 North 44th Street, Suite 700
Phoenix, Arizona    85008
(Address of principal executive offices including zip code)

(602) 685-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

On January 22, 2009, Mesa Air Group, Inc. (the "Company") announced, among other things, that it had entered into separate exchange agreements with a limited number of holders of its Senior Convertible Notes Due 2024 (the "2024 Notes") to exchange certain 2024 Notes for consideration consisting of a combination of cash, the Company's common stock, no par value (the "Common Stock"), and the Company's new 8% senior unsecured notes due 2012 (the "2012 Notes"). The issuance of the Common Stock and 2012 Notes in the exchange was originally expected to close on or around February 10, 2009, and is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) and Section 4(2) thereof.

In response to a recent regulatory inquiry regarding such exchange agreements, the Company has advised each of the parties to these agreements of its intent to rescind the same. As a result, holders of the 2024 Notes who entered into an exchange agreement with the Company will have the right to require the Company to purchase their respective 2024 Notes in accordance with the original terms of the Indenture governing such Notes and related offer to exchange materials, as amended. The Company may not resume discussions with such Note holders until on or after February 11, 2009. No assurances can be given that the Company will be able to enter into agreements with such holders on terms similar to the previously announced exchange agreements or at all, that the such Note holders won't elect to require the Company to purchase their 2024 Notes in accordance with the terms of the Indenture, or that such Note holders won't dispute the Company's right to rescind such agreements.

The full text of the Company's press release announcing the transaction and including certain cautionary information regarding forward-looking statements is attached hereto as Exhibit 99.1 and is hereby incorporated by reference into this Form 8-K.

Item 9.01.    Financial Statements and Exhibits

  Exhibits.
Exhibit No.	Description
99.1	Press release, dated February 9, 2009

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MESA AIR GROUP, INC.

Date: February 9, 2009

By: /s/ BRIAN S. GILLMAN

Name: BRIAN S. GILLMAN
Title: Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated February 9, 2009 Also provided in PDF format as a courtesy.